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                                                                    EXHIBIT 4.13

                               SECURITY AGREEMENT

      The parties to this Security Agreement are:

      SECURED PARTY:

      Name: Frastacky Associates, Inc., an Ontario, Canada Corporation

      Business Address: 130 Bloor Street West, Suite 1200, Toronto, Ontario M5S IN5, Canada

      DEBTOR:

      Name: eLiberation.com Corporation, a Delaware Corporation

      Business Address: 24422 Avenida de la Carlota, Suite 120, Laguna Hills, California 92653

      1.    Definitions

      As used in this security agreement,

      "Collateral" means all right, title and interest of Debtor now owned or hereafter acquired, and, wherever located, in and to the following property:

            All Accounts;
            All Chattel Paper;
            All Equipment and Furniture;
            All General Intangibles (including all rights to payment and insurance proceeds);
            All Goods;
            All Instruments and letters of credit;
            All Inventory (including work in process, raw materials, parts and finished goods);
            All Investment Property;
            All Deposit Accounts;
            All money, cash, or cash equivalents;
            All telecommunications hardware and software;
            All computer hardware and software,
            All patents, trademarks, service marks, trade names, domain names, trade secrets, copyrights, drawings, designs, plans, specifications and intellectual property rights, whether owned or licensed, whether or not registered, and all existing or future registrations and applications for registrations, and
            All documents, instruments, files, books, records, data and information in whatever form, relating to any property of the Debtor or to Debtor's business; and all equipment, receptacles or cabinets containing any of the foregoing; and To the extent not otherwise included, all proceeds and products of the foregoing and

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            all accession to, substitution and replacements for, and rents and profits of each of the foregoing.

      "Lien" means any security interest, mortgage, pledge, lien, attachment, claim, charge, encumbrance, agreement retaining title, or lessor's interest covering the collateral.

      "Obligations" means all existing and future indebtedness and liability of Debtor to Secured Party, including all obligations under that certain Promissory Note dated August 15, 2001, (the "Note") in the original principal sum of $350,000, and attorney fees and costs incurred by Secured Party in enforcing this security agreement or collecting payment under it.

      2. Terms defined in the California Commercial Code not otherwise defined in this security agreement are used in this security agreement as defined in that Code on the date of this agreement. .

      3. Debtor grants Secured Party a security interest in the Collateral to secure payment of the Obligations.

      4.    Debtor promises:

            a.    To pay the Obligations to Secured Party when they are due.

            b. To pay all expenses, including attorney fees, incurred by Secured Party in the perfection, preservation, realization, enforcement, and exercise of Secured Party's rights under this agreement.

            c. To indemnify Secured Party against loss of any kind, including reasonable attorney fees, caused to Secured Party by reason of its interest in the Collateral.

            d. To conduct Debtor's business efficiently and without voluntary interruption.

            e. To preserve all rights, privileges, and franchises held by Debtor's business.

            f.    To keep Debtor's business property in good repair.

            g.    To pay all taxes when due.

            h. To give Secured Party notice of any litigation that may have a material adverse effect on the Collateral or on the Debtor's business.

            i. Not to change the name or place of Debtor's business, or to use a fictitious business name, without first notifying Secured Party in writing.

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            j.    Not to sell, lease, transfer, or otherwise dispose of the
Collateral, except for (i) with respect to accounts, amounts collected in the ordinary course of business before occurrence of a default, and (ii) with respect to inventory, sales of inventory in the ordinary course of business before occurrence of a default.

            k. Not to permit liens on the Collateral, except liens disclosed in this agreement, tax liens for current period taxes, and purchase money liens.

            l. To maintain fire and extended coverage insurance on the Collateral in the amounts and under policies acceptable to Secured Party, naming Secured party under a lender's loss-payable clause, and to provide Secured Party with the original policies and certificates at Secured Party's request.

            m. Not to use the Collateral for any unlawful purpose or in any way that would void any effective insurance.

            n. To permit Secured Party, its representatives, and its agents to inspect the Collateral at any time, and to make copies of records pertaining to it, at reasonable times at Secured Party's request.

            o. To perform all acts necessary to maintain, preserve, and protect the Collateral.

            p. Not to move the Collateral from the Debtor's address listed on page one of this Security Agreement without first obtaining Secured Party's agreement in writing.

            q. To notify Secured Party promptly in writing of any default, potential default, or any development that might have a material adverse effect on the Collateral.

            r. To execute and deliver to Secured Party all financing statements and other, documents that Secured Party requests, in order to maintain a perfected security interest in the Collateral.

            s. To furnish Secured Party the reports relating to the Collateral at Secured Party's request.

            t. With respect to accounts, chattel paper, promissory notes, or payment intangibles, not to make or agree to make any reduction in the, original amount owing on an obligation, or to accept less than the original amount in satisfaction of an obligation, except before default or potential default, when Debtor may do so in ordinary course of business and in accordance with its present policies.

            u. With respect to accounts, chattel paper, promissory notes, payment intangibles, or inventory, to deliver to Secured Party (1) duplicate invoices for each account, bearing the language

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of assignment as Secured Party specifies; (2) the originals of all Instruments and documents constituting Collateral, endorsed and assigned as Secured Party requests; and (3) proceeds (except cash proceeds collected in ordinary course of business, unless Debtor is in default.)

      5. Debtor promises to pay all expenses incurred by Secured Party in connection with the perfection, preservation, realization, insurance and enforcement of rights against the Collateral, including the collection of the proceeds and the expenses of and incidental to accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, and record keeping. .

      6. From time to time, Secured Party may notify obligors to make payments on receivables (but not on accounts arising in the ordinary course of business unless a default or potential default exists) at the place and in the manner specified by Secured Party.

      7. Debtor hereby appoints Secured Party as Debtor's attorney in fact, with the following powers:

            a. To perform any of Debtor's obligations under this security agreement in Debtor's name or otherwise.

            b. To give notice of Debtor's right to payment, to enforce that right, and to make extension agreements with respect to it.

            c. To release persons liable on rights to payment, to compromise disputes with those persons, and to surrender security, all as Secured Party determines in its sole discretion when acting in good faith based on information known to it when it acts.

            d. To prepare and file financing statements, continuation statements; statements of assignment, termination statements, and the like, as necessary to perfect, protect, preserve, or release Secured Party's interest in the collateral.

            e. To endorse Debtor's name on instruments, documents, or other forms of payment or security that come into Secured party's possession.

            f.    To take cash in payment of obligations.

            g. To verify information concerning rights to payment by inquiry in its own name or in a fictitious name.

            h. To prepare, execute, and deliver insurance forms; to adjust insurance claims; to receive payment under insurance claims; and to apply such payment to reduce Debtor's obligation.

      8.    Debtor covenants, warrants, and represents as follows:

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            a.    Debtor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all necessary authority to conduct its business wherever it is conducted.

            b. Debtor has authorized the execution and delivery of this security agreement. The security agreement is a valid and binding obligation of Debtor. The agreement creates a perfected, first-priority security interest enforceable against the Collateral in which Debtor now has rights, and will create a perfected, first-priority security interest enforceable against the Collateral in which Debtor later acquires rights, when Debtor acquires those rights.

            c. Neither the execution and delivery of his security agreement, nor the taking of any action in compliance with it, will (1) violate or breach any law, regulation, rule, order, or judicial action binding on Debtor, any agreement to which Debtor is a party, Debtor's articles of incorporation or bylaws; or (2) result in the creation of a lien against the Collateral except that created by this security agreement.

            d. No default or potential default exists under this security agreement or any of the Obligations.

            e. All of the Collateral, and all records relating to receivables and the other Collateral, are located at the Debtor's address listed on page one of this Security Agreement.

            f.    Debtor does not conduct business under any other names.

            g. No portion of the Collateral is the subject to any liens or adverse claims and Debtor has not granted a lien or security interest in any of the Collateral, except as set forth in Exhibit A appended hereto.

            h.    Debtor will notify Secured Party in writing not less than ten
(10) business days before any change occurs in any of the above.

            i. Debtor owns and has possession of all tangible Collateral, subject only to those liens and adverse claims specifically identified in paragraph 8(g).

      9. If any of the Collateral consists of Fixtures, the Collateral subject to this security agreement includes those Fixtures. Debtor has provided Secured Party all information needed to make the fixture filings required to give Secured Party security interest in that Fixture Collateral priority over all third parties with an interest in the real property to which the Fixtures are attached.

      10. This security agreement will continue in effect even though from time to time there may be no outstanding obligations or commitments to Secured party under this agreement or any related agreements. The agreement will terminate when (a) Debtor completes performance of all Obligations to Secured Party, including without limitation the repayment of all Obligations of Debtor

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to Secured Party; (b) Secured Party has no commitment that could give rise to an
Obligation; and (c) Debtor has notified Secured Party in writing of the termination.

      11.   Debtor will be in default under this agreement if:

            a. Debtor fails to pay any Obligations, or any portion thereof, to Secured Party when due, at stated maturity, on accelerated maturity, or otherwise.

            b. Debtor fails to make any remittances required by this agreement.

            c. Debtor commits any breach of this agreement, or any present or future rider or supplement to this agreement, or any other agreement between Debtor and Secured Party evidencing the Obligations or securing them.

            d. Any warranty, representation, or statement, made to Secured Party by or on behalf of Debtor is false.

            e.    The Collateral is lost, stolen, or damaged.

            f. There is a seizure or attachment of, or a levy on, or a claim made against, the Collateral, other than that disclosed in Exhibit A of the Note.

            g. Debtor ceases operations, is dissolved, terminates its existence (with the exception of the contemplated merger with Providence Merger Holding VI, Inc.), does or fails to do anything that allows obligations to become due before their stated maturity, or becomes insolvent or unable to meet its debts as they mature.

            h. Debtor fails to provide Secured Party with reasonable assurances that Debtor will perform the Obligations as they come due, or Secured Party for any other reason deems itself secure.

            i. Debtor (1) applies for or consents to the appointment of a receiver, trustee, liquidator, or custodian of itself or of a substantial part of its property; (2) is unable, or admits in writing its inability, to pay its debts generally as they mature; (3) makes a general assignment. for the benefit of its creditors or any of them; (4) is dissolved or liquidated in full or in party; (5) commences a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to any relief or to the appointment of or taking possession of its property by any official in all involuntary case or other proceeding commenced against it; or (6) takes any action for the purpose of effecting any of the foregoing.

            j. Proceedings for the appointment of a receiver, trustee, liquidator, or custodian of the Debtor of all or a substantial party of its property, or an involuntary case or other

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proceedings seeking liquidation, reorganization, or other relief with respect to the Debtor or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect are commenced and an order for relief is entered or such a proceeding is not dismissed or discharged within 60 days of commencement.

      12.   When an event of default occurs:

            a. Secured. Party may exercise all rights and remedies available to a secured creditor after default, including but not limited to the rights and remedies of secured creditors under the California Commercial Code.

            b. Secured Party's notice of the time and place of public sale of the Collateral, or the time on or after which a private sale or other disposition of the Collateral will be made, is reasonable if sent to Debtor by electronic mail or at the address listed on page one of this agreement (or such other address as previously specified in writing by Debtor) at least 5 days before the public or private sale.

            c.    Debtor must:

                  (1) Assemble the Collateral and make it and all records relating to it available to Secured Party as Secured Party directs.

                  (2) Allow Secured party, its representatives, and its agents to enter the premises where all or any party of the Collateral, the records, or both may be, and remove any or all of it.

      13. Debtor will pay all costs and expenses of the Secured Part) enforcing its rights under this agreement, including reasonable attorney fees.

      14. No waiver by Secured Party of any breach or default will be a waiver of any breach or default occurring later.

      15. Debtor's representations and warranties made in this security agreement will survive its execution, delivery, and termination.

      16. This security agreement will bind and benefit the successors and assignees of the parties, but Debtor may not assign its rights under the agreement 'without Secured Party's prior written consent.

      17.   This security agreement will be governed by the law of California.

      18. Debtor hereby consents to the personal jurisdiction of the state and federal courts located in the State of California, and further agrees that any action or proceeding to enforce or

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otherwise relating to this security agreement shall be brought and maintained only in a state or federal court located in Orange County, California. However, Secured Party may bring legal proceedings to enforce its rights to any collateral which is located in a jurisdiction other that the State of California in such other jurisdiction.

      18. This security agreement is the entire agreement and supersedes any prior agreement or understandings between Secured Party and Debtor relating to the Collateral.

      19. EACH OF THE DEBTOR AND THE SECURED PARTY ACKNOWLEDGES THAT IT HAS HAD ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTIONS OF THE UNITED STATES AND THE STATE OF CALIFORNIA. EACH OF THE DEBTOR AND THE SECURED PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS SECURITY AGREEMENT OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE DEBTOR AND SECURED PARTY WITH RESPECT TO THIS SECURITY AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF THE DEBTOR AND THE SECURED PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE DEBTOR AND THE SECURED PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.


            Debtor's Initials (waiver of jury trial): HC

            Secured Party's Initials (waiver of jury trial): CM


Secured Party:
Dated: August____________, 2001                    FRASTACKY ASSOCIATE INC.


                                                   Christine Meyer

                                                   /S/ Christine Meyer
                                                   ------------------------
                                                   Christine Meyer
                                                   SENIOR VICE-PRESIDENT


Debtor:
Dated: August 15, 2001                             eLiberation.com Corporation,
                                                   a Delaware Corporation

                                                   Heath Clarke

                                                   /S/ Heath Clarke
                                                   ------------------------
                                                   Heath Clarke
                                                   CHIEF EXECUTIVE OFFICER

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                                   Exhibit "A"
                   to Security Agreement dated August 15, 2001
                                     between
                     eLiberation.com Corporation, as Debtor
                                       and
                  Frastacky Associates, Inc., as Secured Party

1. A security interest was granted by Debtor to eSynch Corporation ("eSynch") to secure a Subordinated Convertible Promissory Note dated June 21, 2000 ("Subordinated Note"), in the principal sum of $250,000 plus subsequent advances.


Borrower has requested that Lender disburse some of the proceeds of the Note to eSynch in return for which eSynch has agreed, among other things, to provide a release of any lien or security interest it has in the assets of Borrower and to extend the maturity of the Subordinated Note.


2. A security interest was granted in October 2000 by Debtor to Sean Game, a former consultant to Debtor and currently an employee of Debtor. The underlying debt was subsequently satisfied by Debtor and the secured party is in the process of filing a termination statement in order to release the security interest.

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